Exhibit 10.1

Land Plot Transfer Agreement
with respect to Fujian Longshan Electronics Co., Ltd.

Transferor: Fujian Longshan Electronics Co., Ltd. (hereinafter referred to as Party A)
Transferee: Shishi Feiying Plastics Co., Ltd. (hereinafter referred to as Party B)

Party A has a land plot for enterprise use granted by the official document with the number Shi Zheng (1993) Di No.173, and this land plot is located at Jiulongshan Development Zone, Hongjue Village, Hanjiang Town, with an area of 21.672 mu. Party A intends to transfer the whole use right and title to this land plot to Party B. On the basis of voluntaries, equality and mutual benefit, the two parties agree to conclude this Agreement under the following terms and conditions:

1.	The area of the land plot to be transferred by Party A is 21.672 mu.
2.	The transfer price is RMB1,730,000.
3.
Payment Method: On the very day when this Agreement is executed, Party B shall pay Party A 50% of the transfer price (namely RMB870,000), and then pay 20% of the transfer price (namely RMB350,000) one month thereafter.

4.	In the period when Party A is handling formalities for transfer, Party B shall design the building in the manner planned by Party A, and the use right and title must be owned by Party B.
5.	After Party A completes the formalities for transfer and change registration, Party B shall pay the residual sum of the transfer price, namely RMB510,000.
6.	Party A is responsible for handling the formalities for the transfer and change registration for the land plot and Party A bears all the expenses arising therefrom.
7.	This Agreement is made in duplicate, one copy for each party.

Party A: Fujian Longshan Electronics Co., Ltd.	Party B: Shishi Feiying Plastics Co., Ltd.

Date: October 10, 2003	Date: October 10, 2003